NEWS RELEASE for October 25, 2007 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

        BURLINGTON, MA (October 25, 2007) … Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the third quarter ended September 30, 2007. Revenues for the quarter ended September 30, 2007 were $31.4 million, of which $23.1 million were product revenues. Royalty revenues were $5.8 million, of which $3.1 million related to the recognition of a portion of the back-owed royalties associated with a settlement agreement with Alma Lasers, Inc. Funded development revenues were $1.6 million. Other revenues of $894,000 related to the recognition of a portion of the trade dress infringement associated with the settlement agreement with Alma. Third quarter gross margin from product revenues increased to 66% from 64% in the second quarter of 2007. Income before taxes for the third quarter ended September 30, 2007 was $8.6 million. The Company strengthened its balance sheet since the third quarter of last year, including increasing its cash and investments from $81 million to $120 million.

        The Company had a cash tax rate of 6% and an effective book tax rate of 38% for financial statement purposes for the third quarter of 2007 versus a cash tax rate of 3% and an effective book tax rate of 5% for the prior year’s third quarter. The Company reported net income of $5.3 million, or $0.28 per diluted share for the third quarter of this year. Non-GAAP net income for the third quarter of 2007, which includes adjustments for back-owed royalties and other revenues, cost of royalty revenues, legal expense reimbursement, interest on back-owed royalties and fees, and non-cash taxes, resulted in $5.2 million, or $0.27 per diluted share. Please refer to the financial statements included in this news release for a reconciliation of GAAP results to non-GAAP results for the three and nine months ended September 30, 2007 and 2006.

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased that measures put in place during the quarter resulted in an increase of 200 basis points in product gross margins as compared to last quarter as well as our European sales growing at a rate faster than anticipated. The productivity of our domestic sales group was less than expected and we will focus our efforts in this area. We also continue to move our core technology forward as we rapidly approach the next decision point for Gillette in January 2008.”

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Palomar — Page 2

Use of Non-GAAP Financial Measures

        To supplement Palomar’s consolidated financial statements presented in accordance with GAAP, this news release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP income before taxes, non-GAAP provision for income taxes, non-GAAP net income, and non-GAAP diluted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this news release may be different from, and therefore not comparable to, similar measures used by other companies. For more information on these non-GAAP financial measures, please see the non-GAAP data included below. This data has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Palomar’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Palomar believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Palomar’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Palomar’s historical performance and our competitors’ operating results. Palomar believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 573-4842 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 92336806 and will be available for fourteen days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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Palomar — Page 3

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections (including future tax benefit from the Company’s NOLs and future effective tax rates). These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Product revenues	$23,073,461	$23,671,555	$78,752,659	$65,678,399
Royalty revenues	5,826,091	3,642,413	10,584,266	18,439,355
Funded product development revenues	1,585,202	707,814	5,434,500	3,015,171
Other revenues	894,189	--	894,189	--

Total revenues	31,378,943	28,021,782	95,665,614	87,132,925

Costs and expenses:
Cost of product revenues	7,869,200	7,036,514	26,796,166	18,689,965
Cost of royalty revenues	2,330,436	1,456,969	4,233,706	7,375,742
Research and development	4,187,559	3,303,014	12,242,994	10,468,961
Selling and marketing	5,971,960	5,527,793	18,606,577	16,608,183
General and administrative	4,360,561	2,890,409	11,655,562	4,033,324

Total costs and expenses	24,719,716	20,214,699	73,535,005	57,176,175

Income from operations	6,659,227	7,807,083	22,130,609	29,956,750

Interest income	1,926,745	1,031,530	4,826,121	3,476,494
Other income	--	--	500,000	--

Income before income taxes	8,585,972	8,838,613	27,456,730	33,433,244

Provision for income taxes - cash	515,158	255,966	1,647,404	968,227
Provision for income taxes - non-cash	2,747,511	214,982	8,786,153	486,506

Net income	$5,323,303	$8,367,665	$17,023,173	$31,978,511

Net income per share:
Basic	$0.29	$0.47	$0.93	$1.83

Diluted	$0.28	$0.41	$0.88	$1.59

Weighted average number of shares outstanding:
Basic	18,348,424	17,642,215	18,271,116	17,438,247

Diluted	19,325,562	20,244,414	19,383,122	20,109,935

Non-GAAP data:

Income before income taxes	$8,585,972	$8,838,613	$27,456,730	$33,433,244
Royalty revenues: Back-owed royalty	(3,105,710)	(2,159,000)	(3,105,710)	(15,779,571)
Other revenues: Back-owed trade dress	(894,189)	--	(894,189)	--
Cost of product revenues: Royalty adjustment	--	--	--	(762,000)
Cost of product revenues: Inventory write-down	--	--	--	145,000
Cost of royalty revenues: Back-owed royalty	1,242,284	863,600	1,242,284	6,311,828
Selling and marketing: Demo inventory write-off	--	--	--	230,000
General and administrative: Additional legal
expense related to trial preparation	--	--	--	750,000
General and administrative: Royalty settlement
legal expense reimbursement	(227,355)	--	(227,355)	(3,760,000)
FAS 123R stock-based compensation	180,213	94,448	166,240	436,211
Interest income: Interest on back-owed royalty	(259,166)	--	(259,166)	(1,164,212)
Other income: Expiration of standstill agreement	--	--	(500,000)	--

Non-GAAP Income before income taxes	5,522,049	7,637,661	23,878,834	19,840,500

Provision for income taxes	3,262,669	470,948	10,433,557	1,454,733
Provision for income taxes - non-cash	(2,747,511)	(214,982)	(8,786,153)	(486,506)
Tax effect related to one-time events	(183,835)	(34,780)	(214,674)	(393,647)

Non-GAAP Provision for income taxes	331,323	221,186	1,432,730	574,580

Non-GAAP Net income	$5,190,726	$7,416,475	$22,446,104	$19,265,920

Non-GAAP Diluted net income per share	$0.27	$0.37	$1.16	$0.96

Diluted weighted average number of shares outstanding	19,325,562	20,244,414	19,383,122	20,109,935

Palomar — Page 5 Consolidated Balance Sheets (Unaudited)
	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$65,040,540	$36,817,257
Available-for-sale investments, at market value	55,000,000	67,351,822
Accounts receivable, net	21,708,037	15,443,053
Inventories	14,919,432	11,011,710
Deferred tax asset	3,744,559	7,595,000
Other current assets	1,188,111	1,702,263

Total current assets	161,600,679	139,921,105

Property and equipment, net	1,334,168	1,129,985

Other assets	111,074	111,074

Total assets	$163,045,921	$141,162,164

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,631,254	$2,263,029
Accrued liabilities	13,972,012	15,798,076
Deferred revenue	6,259,555	5,969,397

Total current liabilities	22,862,821	24,030,502

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,295,706 and 18,063,103 shares, respectively	184,007	180,631
Additional paid-in capital	198,979,176	189,937,701
Accumulated deficit	(55,963,497)	(72,986,670)
Treasury stock, at cost - 105,000 shares	(3,016,586)	--

Total stockholders' equity	140,183,100	117,131,662

Total liabilities and stockholders' equity	$163,045,921	$141,162,164

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